                                                                  Exhibit (a)(2)

                            CAPITAL PROPERTIES, INC.
                                 100 Dexter Road
                            East Providence, RI 02914
                              Phone: (401) 435-7171
                               Fax: (401) 435-7179
                                  May 16, 2005

Dear Fellow Shareholder:

You may be aware of a tender offer (the "Tender Offer") by Mercury Real Estate Advisors, LLC ("Mercury") and its affiliates to purchase up to 285,000 shares of the Class A common stock of Capital Properties, Inc. (the "Company"). Pursuant to the Rules of the United States Securities and Exchange Commission (the "SEC"), the Company is required within ten (10) business days of the receipt of the offer to communicate with its shareholders as to whether or not it is in favor of, opposes, is neutral, or has no position on, the Tender Offer.

The Board of Directors of the Company met on May 10, 2005. All of the Directors were present. The Board considered the Tender Offer and its implications for our shareholders. After discussion, the Board determined that it was not able to take a position on the Tender Offer for the following reasons:

      - While the Tender Offer will result in less public float of Class A common stock, the Board was unable to predict, and therefore, unable to assess, the impact the increased concentration will have on the actual public float and market liquidity.

      - The Board has no access to partnership or limited liability agreements of the Mercury affiliates purchasing Class A common stock pursuant to the Tender Offer. As a result, the Board was unable to ascertain whether Mercury has sole authority over the disposition of shares acquired in the Tender Offer, although Mercury SEC filings with respect to investments in other companies indicate that voting control is shared by the two managing members of Mercury. If Mercury, through its managing members, has sole authority over the disposition of the shares, it is possible that following successful completion of the Tender Offer, the price of the Company's shares could be adversely affected by the perception in the marketplace that Mercury might, at any time, decide to sell all or a significant portion of the Company's shares held by it and its affiliates.

      - The Company's Class A common stock is currently traded on the American Stock Exchange ("AMEX"). The AMEX guidelines provide that AMEX will ordinarily consider suspending trading in, or removing from listing, securities, if the number of public shareholders (exclusive of officers, directors, controlling shareholders and their families) is less than 300. As a result of the automatic conversion of Class B common stock which was effective on March 31, 2005, the Class A common stock is currently held of record by approximately 530 shareholders. Since the Board cannot predict the number of shareholders who might tender their shares, it is unable to determine whether a successful completion of the Tender Offer might cause the Class A common stock to be

May 16, 2005
Page Two
            ineligible for inclusion on the AMEX. Furthermore, the Board is unable to predict if the Class A common stock were delisted by AMEX, whether the shares might be eligible for trading on any other public securities market. However, if the Class A common stock ceased to be traded on the AMEX, the Board believes that the market for the shares could be adversely affected.

      - Absent any information on the purchasers' investment objectives and time horizons, the Board was unable to assess the compatibility between the purchasers' objectives and those of the Company.

Directors and officers beneficially own, in the aggregate, 1,764,325 shares of Class A common stock. None of the Directors or officers plan to tender any of their shares.

                                                     Very truly yours,

                                                     /s/ Robert H. Eder

                                                     Robert H. Eder
                                                     Chairman of the Board